Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Henley Park Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-259756, of our report dated September 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Henley Park Acquisition Corp. as of June 10, 2021 and for the period from December 4, 2020 (inception) through June 10, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 20, 2021